Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports First Quarter

TEANECK, N.J., November 11, 2014 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its first quarter ended September 30, 2014. It also updated guidance for its fiscal year ending June 30, 2015.

•	Highlights for the September 2014 quarter (compared to the September 2013 quarter)

-	Net sales of $187 million, an increase of 16%

-	Adjusted EBITDA of $30 million, an increase of 41%

-	Adjusted diluted EPS of $0.51

•	Guidance for the June 2015 fiscal year (compared to the June 2014 fiscal year) updated to reflect an increase of $4 million attributable to accelerated licensing revenue and profit for vaccine delivery technology.

-	Net sales of $739 - $759 million, representing growth of 7% - 10%

-	Adjusted EBITDA of $103 - $107 million, representing growth of 14% - 18%

-	Adjusted diluted EPS of $1.57 - $1.62

COMMENTARY

Commenting on the quarter, Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer, said, “Our businesses delivered another solid quarter. Good volume growth across Animal Health and Mineral Nutrition was the key to the performance. We are also encouraged by the accelerated receipt of licensing revenue from our vaccine delivery technology.”

QUARTERLY RESULTS

Net sales

Net sales of $187.5 million increased $25.2 million, or 16%, for the three months ended September 30, 2014, as compared to the three months ended September 30, 2013, due to growth in Animal Health and Mineral Nutrition of $16.1 million and $9.3 million, respectively.

The consolidated statement of operations for the three months ended September 30, 2014 included $6.0 million of revenue and gross profit related to an existing license agreement with a global animal health company to share in the use of our proprietary vaccine delivery technology. We recognized the revenue and profit during the quarter because certain contractual and regulatory milestones were achieved by the licensee and we had no performance obligations under the agreement. Excluding the $6.0 million in licensing revenue, net sales growth was $19.2 million, or 12%.

Animal Health

Net sales of $117.2 million grew $16.1 million, or 16%, primarily due to volume growth across all product groups. Excluding the $6.0 million in revenue from the licensing agreement, net sales growth was $10.1 million, or 10%. Medicated Feed Additives (“MFAs”) and other grew $2.8 million, or 4%, primarily due to volume growth in the Latin America and Asia Pacific regions. Nutritional specialty products grew $5.4 million, or 38%, primarily due to U.S. volume growth of our products for the dairy industry and their introduction in select European countries. Excluding the effect of the $6.0 million in licensing revenue, vaccines grew $1.9 million, or 20%, principally from volume growth.

Mineral Nutrition

Net sales of $55.4 million increased $9.3 million, or 20%. Increased volumes accounted for 74% of the sales growth resulting from current market conditions and customer demand for certain trace mineral products.

Performance Products

Net sales of $14.8 million decreased $0.1 million, or 1%, due to lower average selling prices and lower volumes in personal care ingredients, partially offset by higher volumes of a low-margin industrial chemical. Lower average selling prices of copper-based products were offset by higher volumes.

Gross profit

Gross profit of $60.3 million increased $10.8 million, or 22%, to 32.2% of net sales, with a majority of the improvement coming from Animal Health. Gross profit growth was $4.8 million, or 10%, excluding the effect of the $6.0 million in licensing revenue. Animal Health gross profit increased $3.7 million, excluding the effect of the licensing revenue, with approximately $4.2 million due to volume growth and favorable product mix and $0.6 million due to higher average selling prices and other items, partially offset by $1.1 million of higher product costs. MFAs and other contributed $0.2 million of the increase due to volume growth and average selling prices, partially offset by higher unit costs. Nutritional specialty products contributed $2.9 million of the increase primarily due to volume growth, higher average selling prices and lower unit costs. Excluding the current period gross profit from the licensing revenue for the vaccine delivery technology, vaccines gross profit increased $0.5 million principally due to volume growth. Mineral Nutrition gross profit increased $1.0 million due to higher average selling prices and higher volumes. Performance Products gross profit increased $0.1 million due to lower product costs and higher volumes, partially offset by lower average selling prices.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses of $35.2 million increased $2.1 million, or 6%. Animal Health accounted for $1.5 million of the increase, driven by sales and marketing and development spending. Selling headcount and related marketing support increased in Brazil, Mexico and China to support MFA and vaccine initiatives and in the U.S. and Europe to support the expansion of our products to the dairy industry. Development spending focused on product lifecycle extensions. Corporate expenses increased $0.5 million due to increases in salary and wage related costs and professional fees, in part related to the costs of being a public company.

Adjusted EBITDA

Adjusted EBITDA of $30.5 million increased $8.9 million, or 41%. Adjusted EBITDA growth was $2.9 million, or 13%, excluding the $6.0 million in revenue from the licensing agreement. Animal Health adjusted EBITDA increased $2.3 million, or 10%, excluding the effect of the licensing revenue, due to sales growth and increased gross profit, partially offset by increased SG&A expenses. Mineral Nutrition increased $1.0 million, or 41%, due to higher sales volumes and improved operating margins. Performance Products decreased $0.1 million, or 5%. Corporate expense increased $0.4 million due to increases in salary and wage related costs and professional fees, in part related to the costs of being a public company.

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Interest expense, net

Interest expense, net of $3.5 million decreased $5.2 million due to the net result of issuing the Term B Loan and Revolving Credit Facility in April 2014, retiring the Mayflower Term Loan, the BFI Term Loan and the Domestic Senior Credit Facility in April 2014 and redeeming the 9.25% Senior Notes in May 2014.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended September 30, 2014, amounted to net gains of $1.2 million, as compared to $0.6 million in net losses for the three months ended September 30, 2013. Foreign currency gains in the current period were primarily due to the movement of Brazil, Turkey and Belgium currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

Provision for income taxes

Income taxes of $2.3 million were recorded on consolidated pre-tax income of $22.8 million, a 10.2% effective tax rate. The tax provision is comprised primarily of income taxes relating to profitable foreign jurisdictions, partially offset by a $1.2 million benefit from the recognition of certain previously unrecognized tax benefits. The provision for income taxes on domestic pre-tax income was substantially offset by the release of a valuation allowance previously recorded on accumulated domestic net operating losses.

Adjusted diluted EPS

Adjusted diluted EPS was $0.51 for the quarter, compared with $0.30 last year on a pro forma adjusted basis. The pro forma adjustments to last year reflect the effects of our initial public offering and refinancing. The pro forma adjustments assume the refinancing occurred at the beginning of the period, resulting in a reduction in annual interest expense of more than $19 million compared with historical levels. The pro forma adjustments also assume the additional common shares were outstanding for all periods presented.

BALANCE SHEET AND CASH FLOWS

•	2.9x leverage ratio at September 30, 2014

-	$289 million total debt

-	$99.5 million LTM adjusted EBITDA

•	$20 million cash on hand at September 30, 2014

•	$13 million net cash flow before financing for the quarter

•	Financing activities

-	$3.9 million quarterly dividend paid

-	$0.9 million scheduled debt reduction

FINANCIAL GUIDANCE

We have increased our FY2015 guidance for the benefit of an additional $4 million of licensing revenue and profit for vaccine delivery technology. The revenue was recognized due to the accelerated achievement of a regulatory milestone under an existing license agreement that previously had been expected to occur in our FY2016. The increase benefits sales and adjusted EBITDA in equal amounts. Our guidance continues to contemplate an additional $2 million in licensing revenue and profit to be received later this fiscal year with the final milestone

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payment to be made under the license agreement, bringing the expected total licensing revenue and profit for the fiscal year to $8 million.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call at 9:00 AM (EDT) on Wednesday, November 12, 2014, during which the company will review fourth quarter and fiscal year 2014 financial results and respond to questions. Investors and the public may access the live webcast by visiting the Phibro website at http://investors.pahc.com. A replay of the webcast will be archived and made available on Phibro’s website until approximately February 15, 2015.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements, which reflect Phibro’s current views with respect to business plans or prospects, future operating or financial performance, expectations regarding future use of cash and dividend payments, and other future events. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income and pro forma adjusted diluted earnings per share, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report Adjusted Net Income to portray the results of our operations prior to considering certain income statement elements. We report pro forma adjusted diluted earnings per share to reflect the pro forma effects of the IPO and refinancing on all periods presented. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months
For the Periods Ended September 30	2014	2013	Change
	(in millions, except per share amounts)

Net sales	$187.5	$162.2	$25.2	16%
Gross profit	60.3	49.5	10.8	22%
Selling, general and administrative expenses	35.2	33.1	2.1	6%
Operating income	$25.1	$16.4	$8.7	53%
Interest expense, net	3.5	8.7	(5.2)	(60)%
Foreign currency (gains) losses, net	(1.2)	0.6	(1.9)	*
Income before income taxes	$22.8	$7.0	$15.8	225%
Provision for income taxes	2.3	1.2	1.2	100%
Net income	$20.5	$5.8	$14.6	251%

Net income per share
basic	$0.53	$0.19
diluted	$0.52	$0.19

Weighted average common shares outstanding
basic	38.9	30.5
diluted	39.6	30.5

Ratio to net sales
Gross profit	32.2%	30.5%
Selling, general and administrative expenses	18.8%	20.4%
Operating income	13.4%	10.1%
Income before income taxes	12.2%	4.3%
Net income	10.9%	3.6%
Effective tax rate	10.2%	16.7%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months
For the Periods Ended September 30	2014	2013	Change
	(in millions)
Net Sales
MFAs and other	$80.8	$78.0	$2.8	4%
Nutritional specialties	19.5	14.1	5.4	38%
Vaccines	16.9	9.1	7.9	87%
Animal Health	117.2	101.2	16.1	16%
Mineral Nutrition	55.4	46.2	9.3	20%
Performance Products	14.8	14.9	(0.1)	(1)%
Total	$187.5	$162.2	$25.2	16%

Adjusted EBITDA
Animal Health	$32.5	$24.1	$8.3	35%
Mineral Nutrition	3.5	2.5	1.0	41%
Performance Products	1.0	1.1	(0.1)	(5)%
Corporate	(6.5)	(6.1)	(0.4)	*
Total	$30.5	$21.6	$8.9	41%

Adjusted EBIDA ratio to segment net sales
Animal Health	27.7%	23.8%
Mineral Nutrition	6.3%	5.3%
Performance Products	7.0%	7.4%
Corporate (1)	(3.5)%	(3.7)%
Total (1)	16.2%	13.3%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$20.5	$5.8	$14.6	251%
Interest expense, net	3.5	8.7	(5.2)	(60)%
Provision for income taxes	2.3	1.2	1.2	100%
Depreciation and amortization	5.4	5.2	0.2	3%
EBITDA	31.7	21.0	10.7	51%
Foreign currency (gains) losses, net	(1.2)	0.6	(1.9)	*
Adjusted EBITDA	$30.5	$21.6	$8.9	41%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Adjusted Net Income

	Three Months
	As Reported		Adjustments		Adjusted
For the Periods Ended September 30	2014	2013	2014	2013 (1)	2014	2013 (1)
	(in millions, except per share amounts)

Net sales	$187.5	$162.2	$-	$-	$187.5	$162.2
Gross profit	60.3	49.5	-	-	60.3	49.5
Selling, general and administrative expenses (2)	35.2	33.1	(1.1)	(1.4)	34.2	31.7
Operating income	25.1	16.4	1.1	1.4	26.2	17.8
Interest expense, net	3.5	8.7	-	(5.3)	3.5	3.4
Foreign currency (gains) losses, net	(1.2)	0.6	1.2	(0.6)	-	-
Income before income taxes	22.8	7.0	(0.1)	7.3	22.7	14.4
Provision for income taxes (3)	2.3	1.2	0.1	1.4	2.4	2.6
Net income	$20.5	$5.8	$(0.2)	$5.9	$20.2	$11.8

Net income per share - diluted	$0.52	$0.19			$0.51	$0.30

Weighted average common shares outstanding - diluted(4)	39.6	30.5			39.6	39.5

(1)2013 includes pro forma adjustments to reflect the effects of our initial public offering and refinancing.

(2)Adjustments to selling, general and administrative expense include intangible amortization of $1.1 and $1.3 and stock-based compensation of $0.0 and less than $0.1 for 2014 and 2013, respectively.

(3)We adjust the provision for income taxes to reflect cash income taxes paid in the period.

(4) Prior year weighted average diluted shares are pro forma for our IPO and are based on a $19.01 market price, equal to the average for April 11-June 30, 2014.

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months
For the Periods Ended September 30	2014	2013	Change
	(in millions)

Adjusted EBITDA	$30.5	$21.6	$8.9
Interest paid	(3.3)	(15.3)	12.0
Income taxes paid	(2.4)	(2.6)	0.1
Changes in operating assets and liabilities and other items	(7.4)	(3.9)	(3.5)
Net cash provided (used) by operating activities	$17.4	$(0.2)	$17.6

Capital expenditures	$(4.0)	$(4.2)	$0.2
Net cash provided (used) by investing activities	$(4.0)	$(4.2)	$0.3

Net cash flow before financing activities	$13.4	$(4.4)	$17.8

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation

Richard Johnson

Chief Financial Officer

201-329-7300

or

investor.relations@pahc.com

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